Notice of Annual Meeting of Stockholders          Page 1


N O L A N D



NOLAND COMPANY
80 29th Street, Newport News, Virginia  23607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 A.M. on April 20, 2000



Notice is hereby given that the Annual Meeting of Stockholders of Noland Company, a Virginia corporation (the Corporation), will be held, in accordance with the Bylaws of the Corporation, on Thursday, April 20, 2000, at 10:00 A.M. (Local Time) at the principal office of the Corporation, 80 29th Street, Newport News, Virginia, for the following purposes:

1.  to elect six Directors to serve for the ensuing year;

2. to approve an increase in the number of shares available for the 1993 Noland Company Restricted Stock Plan from 50,000 shares to 100,000 shares;

3. to appoint PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Corporation for the year ending December 31, 2000; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 8, 2000, will be entitled to notice of and to vote at the meeting.



By Order of the Board of Directors,
James E. Sykes Jr.
Secretary


March 30, 2000

                      YOUR VOTE IS IMPORTANT
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. ANY PERSON GIVING A PROXY MAY REVOKE IT BEFORE IT IS VOTED BY DELIVERING ANOTHER PROXY, OR WRITTEN NOTICE OF REVOCATION, TO THE SECRETARY OF THE CORPORATION.
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                                                  Page 2


NOLAND COMPANY
(a Virginia corporation)
80 29th Street
Newport News, Virginia 23607


Proxy Statement

Annual Meeting of Stockholders to be
held at 10:00 A.M., April 20, 2000
Approximate date of mailing .... March 30, 2000

SOLICITATION AND REVOCATION OF PROXY

The proxy accompanying this statement is solicited by the Board of Directors on behalf of the Corporation. All proxies in the accompanying form which are properly executed by stockholders and returned to the Secretary will be voted. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised.

The cost of soliciting proxies, including the cost of preparing and mailing the proxy materials, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Corporation.

A copy of the Corporation's Annual Report to stockholders for the year ended December 31, 1999, which includes consolidated financial statements, is furnished concurrently with this Proxy
Statement.


PURPOSES OF MEETING

The purposes of the Annual Meeting of Stockholders will be (1) to elect six Directors to serve for the ensuing year; (2) to approve an increase in the number of shares available for the 1993 Noland Company Restricted Stock Plan from 50,000 shares to 100,000 shares; (3) to appoint PricewaterhouseCoopers LLP as independent auditors of the Corporation for the ensuing year; and (4) to transact such other business as may properly come before the meeting, or any adjournment thereof.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 8, 2000, there were outstanding 3,700,876 shares of Common Stock, the sole class of voting securities of the Corporation. Holders of record at the close of business on that date are entitled to one vote for each share.

The following are, to the knowledge of the Corporation, beneficial owners as of March 8, 2000, of over 5% of the Corporation's Common Stock:




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                                                    Page 3


                  Title and
Name and          Class of          Amount and Nature     Percent of
address        Voting Security    of Beneficial Ownership     Class


Jane K. Noland, Lloyd U.
Noland III, Susan C. Noland
and Anne N. Edwards
individually and as trustees of
The L. U. Noland 1982 Trust and
Lloyd U. Noland Jr.
80 29th Street                Common          2,077,302(1)   56.13%
Newport News, Virginia 23607  Stock           shares

Edmundson International, Inc.
31356 Via Colinas             Common          654,925        17.70%
Westlake Village, CA  91362   Stock           shares

Marvin C. Schwartz
c/o Neuberger & Berman
605 Third Avenue              Common          194,899
New York, New York  10158     Stock           shares          5.27%



(1) The trustees of The L. U. Noland 1982 Trust are Mr. Lloyd U. Noland Jr.'s wife, Jane K. Noland, and his three children: Lloyd
U. Noland III, Susan C. Noland and Anne N. Edwards. The trust assets include 906,996 shares of Common Stock of the Corporation and a majority of the outstanding voting stock of Basic Construction Company, which, in turn, owns 893,967 shares of the Corporation's Common Stock. Since the trustees have the sole power to vote and to dispose of shares held in the L. U. Noland 1982 Trust, each trustee may be deemed to have beneficial ownership of 1,800,963 shares of the Corporation's Common Stock (including the shares owned by Basic Construction Company). The trustees share the power to vote and direct the disposition of such shares. Each trustee owns the following additional shares of the Corporation's Common Stock, with sole power to vote and dispose of all of such shares except for 155,138 shares attributed to Jane K. Noland, but owned by her husband, Lloyd U. Noland Jr.; 1,095 shares attributed to Anne N. Edwards, but owned by her husband; and 2,190 shares attributed to Lloyd U. Noland III but owned by his wife and one of his children:

Jane K. Noland                                    182,270
Lloyd U. Noland III                                45,502
Susan C. Noland                                    26,736
Anne N. Edwards                                    21,831


Lloyd U. Noland III also has voting power only over 8,000 shares of restricted stock. All of such shares are included in the above table. As a group, the Noland family may be deemed to be the owners of an aggregate of 2,077,302 shares or 56.13% of the outstanding Common Stock.




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                                                  Page 4


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended, that have been received by the Corporation, the Corporation believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Corporation's Common Stock.


THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

The Corporation is managed under the direction of the Board of Directors and its Executive Committee, by the Chairman of the Board and other officers to whom authority has been delegated.

On June 1, 1999, by written consent, the Board increased the number of Directors from six to seven and selected Mr. C. Edward Pleasants to serve as the new Director. Mr. Pleasants joined the Audit and Compensation Committee at that time. Mr. Pleasants will stand for re-election at the April 20, 2000 meeting.

In 1999, each Director attended at least 75% of the aggregate of
(i) the total number of meetings of the Board of Directors held during 1999 and (ii) the total number of meetings of all Board committees on which the Director served.

During 1999, the Board of Directors met four times. On six occasions, the Board acted by written consent. Members of the Board who are employees of the Corporation serve without compensation. Prior to July 1, 1999 non-employee Directors received a quarterly retainer of $1,875 and $500 for each Committee meeting attended. Subsequent to June 30, 1999, each non-employee Director receives a quarterly award of Noland Company Common Stock having an aggregate fair market value of $3,000 (see compensation of Executive Officers and Directors). Each non-employee Director also receives $1,000 per Committee Meeting.

The Board elected an Executive Committee consisting of Messrs. Noland III, King and Henderson. When the Board is not in session, the Executive Committee generally has the authority of the Board except that the Virginia Stock Corporation Act prohibits certain actions by committees. During 1999, the Executive Committee met seven times.

The Board appointed an Executive Compensation Committee consisting of Messrs. Allen, Goolsby, McElroy and Pleasants, with Mr. McElroy acting as chairman. The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for executive officers and to review and make recommendations concerning the administration of certain benefit plans. During 1999, the Executive Compensation Committee met one time.

The Board appointed an Audit Committee consisting of Messrs.
Allen, Goolsby, McElroy and Pleasants, with Mr. Goolsby acting as chairman. The Audit Committee functions in an oversight capacity


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                                                  Page 5


with respect to the Corporation's auditing, accounting, reporting, and control functions and assists the entire Board in fulfilling its fiduciary responsibilities with respect to these functions. During 1999, the Audit Committee met two times.

The Corporation does not have a nominating committee.


ELECTION OF DIRECTORS

It is intended that proxies in the accompanying form will be voted by the persons named therein (unless authority is withheld)in favor of the nominees named for Directors for the term of one year or until their successors are elected and qualified. In case any of such nominees is unexpectedly unable to serve, the proxies will be voted for the election of the others so named and may be voted for substitute nominees. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors.

Votes that are withheld and shares held in street name ("Broker
Non-Votes") that are not voted in the election of Directors will not be included in determining the number of votes cast.

Mr. John L. McElroy, re-elected April 21, 1999 will retire from the Board coincident with the April 20, 2000 meeting and will not stand for re-election.


NOMINEES FOR DIRECTOR

There are no family relationships among any of the nominees and any officer; nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. Each of the nominees for the office of Director is a member of the present Board of Directors.

Mr. Allen, Mr. Goolsby, Mr. Henderson, and Mr. Noland III have served in the respective positions shown for more than five years.


                                             Shares of
                                           Common Stock
                                 First     Beneficially   Percent
Name, Age, Position              Became      Owned on       of
and Directorships               Director  March 8, 2000  Class(1)

Thomas N. Allen - Age 61          1995         1000          -
  Chairman, East Coast Oil
  Corp. (Retail Gasoline/
  Convenience Stores)

Allen C. Goolsby - Age 60         1989          700          -
  Partner, Hunton & Williams
  (Attorneys)


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                                                  Page 6


Arthur P. Henderson Jr. - Age 56  1983        5,734          -
  Vice President-Finance

Kenneth C. King - Age 57          1998        2,581          -
  Vice President-Marketing since
  April 1, 1998.  Previously
  Manager of Noland Company's
  Frederick, Maryland, Complex since 1977.

C. Edward Pleasants - Age 59      1999        1,000          -
  Chairman Emeritus, Pleasants
  Hardware Company; Director of
  BB&T Corporation and PHC Holdings.

Lloyd U. Noland III - Age 56      1979    1,846,465(2)      49.89%
  Chairman of the Board and
  President; Director of Wachovia
  Corporation(2)

All officers and directors of             1,866,632       50.44%
the Corporation as a group (13)             shares

(1)  Less than .2 % except as indicated.
(2) See Voting Securities and Principal Holders Thereof on page 1.

Except as described on page 2 with respect to shares held by the Noland family, each Director and Officer has the sole power to vote the shares of Common Stock attributed to him in this table.


CERTAIN TRANSACTIONS

The Corporation is in the fourth year of a ten-year agreement to lease an existing office building for its corporate headquarters. The building is owned by Basic Construction Company (see Voting Securities and Principal Holders Thereof). Under the terms of the lease, the Corporation will pay an annual rental fee of approximately $260,000 per year. The Corporation will bear the direct costs of utilities and real estate taxes. The terms of the lease were based on an evaluation by an independent real estate firm.


COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation who earned more than $100,000 for the fiscal year ended December 31, 1999.








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                                                       Page 7


                         SUMMARY COMPENSATION TABLE


                                                Long Term
                         Annual Compensation    Compensation

                                               Restricted Stock   All Other
   Name and                   Salary  Bonus       Awards(2)     Compensation(1)
Principal Position      Year    $        $               $                 $


Lloyd U. Noland III     1999 $145,140  $60,000     $ 17,875        $ 3,468
Chief Executive
Officer                 1998 $145,140  $30,000     $ 25,875        $ 2,495

                        1997 $135,233  $30,000     $   -           $ 2,311



Kenneth C. King         1999 $135,000  $60,000     $ 17,875        $ 3,226
Vice President -
Marketing and Branch    1998 $115,530  $41,198     $ 25,875        $29,066(3)
Operations
                        1997 $ 68,431  $42,157     $   -           $   968



Arthur P. Henderson Jr. 1999 $ 89,650  $42,500     $ 13,406        $ 2,142
Vice President -
Finance                 1998 $ 85,800  $30,000     $ 19,406        $ 1,475

                        1997 $ 83,889  $30,000     $   -           $ 1,428



Jean F. Preston         1999 $ 85,000  $42,500     $ 13,406        $ 2,031
Vice President -
Corporate Data          1998 $ 75,510  $28,000     $ 19,406        $ 1,298

                        1997 $ 65,084  $20,275     $   -           $ 1,061



Ronald K. Binger        1999 $ 78,396  $26,000     $  8,938        $ 1,852
Vice President -
Director of Operations  1998 $ 78,396  $20,250     $ 12,938        $ 1,332

                        1997 $ 74,282  $20,250     $   -           $ 1,263



     (1)  Profit sharing allocation.

     (2) Restricted stock awards valued at market price of $17.875 per share on December 31, 1999, and $25.875 per share on December 31, 1998. Recipients have the right to receive dividends and vote the restricted shares.

     (3)  Includes one-time relocation allowance for Mr. King.


RETIREMENT BENEFITS

Payments by the Corporation to the Improved Retirement Plan for Employees of Noland Company (the Plan), are made based on recommendations by the Plan's actuary. The Plan is a defined benefit "Career Average" plan. Annual retirement benefits are

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                                                  Page 8


computed by adding, for each year of credited service, the sum of
1.333 % of compensation (up to "Covered Compensation") and
1.933 % of compensation over "Covered Compensation." Covered
Compensation is generally the average of the Social Security wage bases over a working career.

The amounts shown below do not include Social Security benefits and are not subject to any reductions on account of such benefits.

Estimated annual benefits (assuming continued employment to age
65 on a life-only annuity basis) accrued to date and payable at age 65 to Lloyd U. Noland III, Kenneth C. King, Arthur P.
Henderson Jr., Jean F. Preston and Ronald K. Binger are $68,945,
$56,655, $48,092, $57,943 and $35,560, respectively.

Effective July 1, 1999 the Board approved a change in compensation for outside Directors and adopted the 1999 Outside Directors Stock Plan (the Plan). The Plan provides for awards, at each quarterly award date, of whole and fractional shares of Noland Company Common Stock with an aggregate fair market share of $3,000 each. To satisfy its obligations under the Plan, the Company created the Noland Company Common Stock Benefit Trust (the Trust). The Trust is a "grantor trust" as defined in section 671 of the Internal Revenue Code of 1986, as amended. The Company contributes to the Trust Noland Company Common Stock that shall be held by the Trust until paid to participants and beneficiaries of the Plan as soon as practicable after the participant ceases to be a member of the Board. In addition, each outside Director is paid $1000 for each Committee meeting attended.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Messrs. Allen,
Goolsby, McElroy and Pleasants. Mr. Goolsby is a member of the law firm Hunton & Williams, which has provided legal services to the Corporation for many years.


REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) is charged with the responsibility of making an initial determination regarding any changes in executive compensation policy and making recommendations to the Board of Directors with respect to compensation of the Corporation's executive officers.

The Committee believes that the Corporation's compensation program should provide competitive overall compensation for executive officers, including base salaries and short and long-term incentives. The Committee has concluded that the close link between the Corporation's business and the cyclical building and construction industry make it prudent for the Corporation to maintain a conservative approach to base compensation, while at the same time providing competitive total pay opportunities to


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                                                  Page 9


its executive officers through long and short-term incentives.
Targeted bonuses range from 20% of base compensation for certain key employees to 50% of base compensation for the principal executive officer.

Base compensation for executive officers in 1999 reflected the Committee's conservative approach to base compensation with only a small increase in aggregate base compensation for executive officers. In determining executive cash bonuses for 1999, the Committee focused primarily on profits before LIFO inventory adjustments, extra compensation and income taxes, and each executive officer's performance for the year against previously established targets. The Committee did not assign a specific value to each factor. Bonus awards for 1999 were made to 18 key employees and officers nominated by the Chief Executive Officer. Total awards of $473,000 were higher than 1998 awards of $304,000. While the Committee was concerned that revenues only increased 3.7% in 1999, the other key goal -- net income before LIFO adjustment, extra compensation and taxes -- reached $14,014,000 as compared to 1998's $9,846,000. This significant increase justifies the substantial increase in bonus awards.

The Committee also believes that officers and other key employees should own an equity interest in the Corporation. In this connection, the Committee also approved restricted stock awards to 19 key employees of an aggregate of 10,000 shares of the Corporation's common stock.

Mr. Noland's base compensation for 1999 was $145,000, which was the same as his base compensation for 1998. For 1999 Mr. Noland was awarded a cash bonus of $60,000 in recognition of his achievement of a number of performance goals approved by the Committee at the beginning of the year, including completion of inventory management initiatives that had a significant positive affect on 1999 results, completion of credit centralization and expansion in the use of technology throughout the Corporation. The Committee also was pleased that earnings per share of common stock increased from $1.59 in 1998 to $2.22 in 1999. In establishing the 1999 bonus, the Committee did not assign a specific value to any one factor. Mr. Noland's 1999 bonus was twice the amount of his 1998 bonus. Mr. Noland also received a restricted stock award of 1,000 shares of the Corporation's common stock.

Overall, the Committee believes that its compensation plan provides significant incentives to the executive officers and other key employees to improve performance and shareholder return. To provide increased incentive for 2000, the bonus pool will have an even greater amount available for awards if earnings are in excess of targeted levels.

Because none of the Corporation's executive officers receives annual compensation in excess of $1 million, the Corporation has not taken any position with respect to the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993.





John L. McElroy Jr., Chairman
Thomas N. Allen
Allen C. Goolsby
C. Edward Pleasants











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                                                  Page 10


Comparison of Five Year Cumulative Total Return Among Noland
Company, NASDAQ Market Value Index and Hughes Supply, Inc.
(Assumes $100 Invested on January 1, 1995)
(Assumes Dividend Reinvested)

A performance graph appears here. the following chart is the information presented in the graph.

Data points are as follows:

                      1994     1995     1996     1997     1998     1999

Noland Company       $100.00  $ 97.36  $126.44  $125.45  $146.25  $102.51
Hughes Supply, Inc.  $100.00  $155.05  $240.40  $295.40  $249.86  $186.77
NASDAQ Market Index  $100.00  $129.71  $161.18  $197.16  $278.08  $490.46




The return for Hughes Supply, Inc. has been adjusted to reflect differences in market capitalization.


APPROVAL OF AMENDMENTS TO 1993 NOLAND COMPANY RESTRICTED STOCK
PLAN

At the Annual Meeting, the Board of Directors will offer a resolution to approve an amendment to the 1993 Noland Company Restricted Stock Plan (the Plan). The amendment increases the number of shares covered by the Plan from 50,000 to 100,000. The Plan provides for annual grants of the Corporation's common stock to selected executives (approximately 20 individuals) of up to an aggregate of 10,000 shares of Restricted Stock each year. The approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the votes cast on the matter. Abstentions and Broker Shares voted as to any matter at meetings that are not voted on this matter will not be counted as votes cast for purposes of determining whether this matter is approved.

























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                                                  Page 11


SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors will offer a resolution to reappoint PricewaterhouseCoopers LLP as independent accountants of the Corporation for the year 2000. PricewaterhouseCoopers LLP, a nationally known firm of independent certified public accountants, has audited the Corporation's financial statements for the past thirty-two years. The Corporation has been advised by PricewaterhouseCoopers LLP that neither that firm nor any of its partners has any direct financial interest or material indirect financial interest in the Corporation other than as public accountants and auditors. PricewaterhouseCoopers LLP will be represented at the stockholders' meeting. The firm's representative will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement, if desired.


ANNUAL REPORT TO STOCKHOLDERS

The Noland Company 1999 Annual Report to stockholders, portions of which are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, accompanies this proxy statement. Stockholders may obtain, without charge, a copy of the Corporation's Form 10-K by forwarding a written request to R. L. Welborn, Assistant Vice President - Finance, Noland Company, 80 29th Street, Newport News, Virginia 23607.


PROPOSALS FOR 2001 ANNUAL MEETING

Any stockholder desiring to make a proposal to be acted upon at the 2001 annual meeting of stockholders must present such proposal to the Corporation at its principal office in Newport
News, Virginia, not later than November 30, 2000, in order for it to be considered for inclusion in the Corporation's Proxy
Statement.


GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Director named herein, FOR the amendment to increase the number of shares available for the Noland Company Restricted Stock Plan, and FOR the proposal to approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ended December 31, 2000.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring the vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.



By order of the Board of Directors,
James E. Sykes Jr.
Secretary
Newport News,  Virginia

March 30, 2000